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                                   EXHIBIT 11
                                TSI Incorporated
                       Computation of Per Share Earnings*

                                                    Three Months Ended June 30, 1996
                                                         1996             1995
                                                    -------------    ---------------
Primary
Average shares outstanding                             11,217,990     10,432,708

Net effect of dilutive stock options, based on the
treasury stock method using average market price          452,162        306,214
                                                      -----------    -----------

Total                                                  11,670,151     10,738,922

Net Earnings                                          $ 1,872,946    $   744,102

Primary per share amounts                             $       .16    $       .07

Fully Diluted

Average shares                                         11,217,990     10,432,708

Net effect of dilutive stock options, based on the
treasury stock method using the period-end market
price, if higher than the average market price            452,162        306,214
                                                      -----------    -----------

Total                                                  11,670,151     10,738,922

Net Earnings                                          $ 1,872,946    $   744,102
Fully diluted per share amounts                       $       .16    $       .07
- ----------------------

*Data on number of shares outstanding and earnings per share has been restated retroactively to reflect the two-for-one stock dividend declared on July 18, 1996.
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